EXHIBIT 10.26

JUNIOR CONVERTIBLE PROMISSORY NOTE AND OPTION AGREEMENT

New Castle County, Delaware
U.S. $4,200,000.00	December 30, 2010

FOR VALUE RECEIVED, the undersigned, Digital Domain Holdings Corporation, a Florida corporation (formerly known as Wyndcrest DD Florida, Inc., a Florida corporation) (the “Borrower”), hereby promises to pay to the order of PBC Digital Holdings II, LLC, a Delaware limited liability company (“PBC Digital Lender”), the aggregate principal amount of all Loans advanced by PBC Digital Lender to the Borrower from time to time in an amount of up to, but not exceeding, Four Million Two Hundred Thousand and 00/100 Dollars ($4,200,000.00), together with interest accrued on the unpaid principal amount of this Junior Convertible Promissory Note and Option Agreement (the “Note”) plus all fees, expenses and other costs as provided for herein and in that certain Convertible Note and Warrant Purchase Agreement, of even date herewith, among the Borrower and PBC Digital Lender (as amended, restated, supplemented, or modified from time to time, the “Note Purchase Agreement”). All capitalized terms not otherwise defined herein shall have the meanings and definitions set forth in the Note Purchase Agreement. This Note is the “Junior Convertible Note” referred to in, and is entitled to the benefits and conditions of, the Note Purchase Agreement.

1.	Payment of Principal and Interest.

(a)       The Borrower shall pay interest on the unpaid principal amount of each Loan owing to PBC Digital Lender commencing on January 1, 2011, and on the same day of each month thereafter, at the rate of eight percent (8%) per annum (the “Interest Rate”). Such interest shall be paid by adding the amount of interest due from time to time on the outstanding principal amount of this Note (including, without limitation, the interest due on the aggregate amount of all interest theretofore added to such principal amount) on each interest payment date to such principal amount effective as of such date, whereupon such additional principal amount shall bear interest as specified in the first sentence of this Section l(a).

(b)       Upon the occurrence and during the continuance of an Event of Default, the Borrower shall pay to PBC Digital Lender interest on any overdue payment of principal, interest, charges and premiums at a rate per annum equal at all times to twenty-four percent (24%) per annum if the Event of Default was a Monetary Default or six percent (6%) per annum above the rate per annum required to be paid hereunder if the Event of Default was a Non-Monetary Default (the “Default Rate”), from the date the same shall become due and payable until the date paid.

2.         Prepayment. Subject to Section 4 below, the Borrower may, upon at least seven (7) Business Days' prior written notice to PBC Digital Lender stating the proposed date and aggregate principal amount of the prepayment, prepay to PBC Digital Lender the Loans due and owing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that each partial prepayment shall be in an aggregate principal amount of $1 ,000,000 or an integral multiple of $500,000 in excess thereof.

3.	Conversion Right.

(a)  Optional Conversion. PBC Digital Lender has the right to convert (the “Optional Conversion Right”), at its option, subject to the terms and provisions hereof, all or a portion of the unpaid amount of this Note into shares of common stock (the “Common Stock”) of the Borrower (the “Shares”) as described in this Section 3, at any time prior to the Termination Date. The number of Shares into which this Note is convertible is equal to the product of an amount equal to the number of Shares of the Common Stock Deemed Outstanding (as defined below) on the date of conversion, multiplied by a fraction, the numerator of which is the aggregate unpaid amount of the Note being converted and the denominator of which is the sum of (y) Two Hundred Million (200,000,000) plus (z) the aggregate unpaid amount of the Note being converted. For purposes of this Note, “Common Stock Deemed Outstanding” means, at any given time, the sum of (a) the number of shares of Common Stock actually outstanding as of December 30, 2010, plus (b) the number of shares of Common Stock issuable upon exercise of outstanding options as of December 30, 2010, regardless of whether such options are actually exercisable at such time, plus (c) the number of shares of Common Stock issuable upon exercise of any other options (other than options described in clause (b) above) or warrants actually outstanding as of December 30, 2010, plus (d) the number of shares of Common Stock issuable upon conversion or exchange of convertible securities actually outstanding as of December 30, 2010 (treating as actually outstanding any convertible securities issuable upon exercise of options or warrants actually outstanding at such time), in each case, regardless of whether the options, warrants or convertible securities are actually exercisable at such time, plus (e) a number of shares equal to (i) the number of shares of Common Stock issuable upon exercise of options granted after December 30, 2010, regardless of whether such options are actually exercisable at such time, minus (ii) up to an aggregate of 1,000,000 shares of Common Stock, so long as the exercise price set forth in such options is no less than $3.07 per share (as such number of shares is equitably adjusted for subsequent stock splits, stock combinations, stock dividends and recapitalizations) issued directly or upon the exercise of Options to directors, officers, employees, or consultants of the Company in connection with their service as directors of the Company, their employment by the Company or their retention as consultants by the Company, in each case authorized by the Board and issued pursuant to the Company's stock plan referred to as the “Wyndcrest DD Florida, Inc. - 2010 Stock Plan”.

The Borrower represents that, for the avoidance of doubt, the calculation of Common Stock Deemed Outstanding and the number of Shares into which this Note is convertible shall be determined in accordance with the Capitalization Table attached as Exhibit A, which provides that, as of December 30, 2010, if PBC Digital Lender elected to convert this Note in full into Shares, upon such conversion PBC Digital Lender would be issued 654,050 Shares.

(b)      Mandatory Conversion. All the unpaid amount of this Note shall immediately convert into shares of Common Stock in the manner and amount determined in accordance with Section 3(a) above if the Borrower completes (i) an Initial Public Transaction where the Borrower or the resulting entity is publicly traded with a Market Capitalization of no less than $100,000,000.00 or (ii) a private placement of capital stock of the Borrower where the enterprise value of the Borrower equals no less than $100,000,000.00 and, in each case, the Borrower has received net proceeds of at least $20,000,000.00 from such transaction.

(c)       Method of Conversion. The Optional Conversion Right shall be exercised by written notice from PBC Digital Lender to the Borrower (the “Conversion Notice”) stating PBC Digital Lender's election to convert all or a portion of the amount due under this Note into Shares of the Borrower and the amount so elected to convert. The Borrower, as soon as practicable thereafter, shall amend its stock ledger and other corporate records to reflect the issuance of the Shares to PBC Digital Lender and shall deliver to PBC Digital Lender a certificate or certificates representing the number of Shares PBC Digital Lender is entitled following the conversion (less the Shares represented by the Conversion Certificate), together with a check payable to PBC Digital Lender for any fractional shares as required by Section 5(a) below. The Borrower represents that upon issuance, the converted Shares will be duly and validly issued, fully paid and non-assessable. This Note, or such portion thereof, as applicable, shall be deemed to have been converted as of the close of business on the date the Conversion Notice is sent to the Borrower as provided herein, and PBC Digital Lender shall be treated for all purposes as the holder of record of such converted Shares on the Borrower's books and records as of the close of business on such date (the “Conversion Date”).

(d)               Conversion Certificate. The Borrower acknowledges and agrees that it has delivered to PBC Digital Lender, on the date hereof, a duly authorized and validly executed certificate representing the number of Shares that would be issued to PBC Digital Lender if all of the unpaid amount of this Note was converted on the date hereof (the “Conversion Certificate”) and the Shares represented thereby shall be duly and validly issued, fully paid and non-assessable upon Conversion pursuant to this Section 3. PBC Digital Lender shall hold the Conversion Certificate in escrow and not release same unless pursuant to the terms of this Note and that certain Side Letter Escrow Agreement of even date herewith. Upon Conversion of this Note pursuant to this Section 3, the Optionee shall be authorized to release the Conversion Certificate and, once so released, the Borrower agrees that the shares represented by the Conversion Certificate shall be duly and validly issued, fully paid and nonassessable.

    4.         Purchase Option.

(a)          Option. If all or any portion of the Loans are prepaid (such prepaid amount shall be referred to herein as the “Prepaid Amount”) in accordance with the terms of this Note and PBC Digital Lender has not exercised its Conversion Right as set forth in Section 3 hereof prior to the prepayment, PBC Digital Lender is hereby granted an option to purchase, exercisable on or before the later of June 30, 2011 and thirty (30) days after such prepayment (the “Purchase Option”), such number of Shares equal to a percentage amount of the Common Stock Deemed Outstanding on the date of exercise of the Purchase Option, determined by dividing (i) the aggregate amount of the Prepaid Amount used to exercise the Purchase Option (the “Exercise Price”) by (ii) the sum of (y) Two Hundred Million (200,000,000) plus (z) the aggregate amount of the Prepaid Amount used to exercise the Purchase Option, in consideration for the payment of the Exercise Price. PBC Digital Lender shall have no obligation to exercise the Purchase Option.

(b)               Exercising the Purchase Option. The Purchase Option shall be exercised by written notice from PBC Digital Lender to the Borrower (the “Option Notice”) stating PBC Digital Lender's election to purchase Shares, the Exercise Price and the number of Shares to be purchased.

(c)          Closing of the Purchase Option. The closing of the Purchase Option (the “Closing”) shall take place at a time selected by PBC Digital Lender, but no later than thirty (30) Business Days after receipt of the Option Notice by the Borrower. At the Closing, the Borrower and PBC Digital Lender shall execute a purchase agreement that shall contain substantially the same representations, warranties, covenants and indemnities as contained in the Note Purchase Agreement. The Borrower shall amend its stock ledger and other corporate records to reflect the issuance of the Shares that are purchased pursuant to the Purchase Option (the “Purchased Shares”) to PBC Digital Lender and shall deliver to PBC Digital Lender a certificate or certificates representing the number of Purchased Shares PBC Digital Lender is entitled following the exercise of the Purchase Option (less the Shares represented by the Conversion Certificate if such Conversion Certificate is held by PBC Digital Lender and the Shares represented thereby are duly and validly issued, fully paid and non-assessable), together with a check payable to PBC Digital Lender for any fractional shares as required by Section 5(a) below. The Borrower represents that upon issuance, the Purchased Shares will be duly and validly issued, fully paid and non-assessable.

    5.         Certain Provisions Applicable to the Conversion Right and the Purchase Option.

(a)                   No Fractional Shares. No fractional Shares will be issued upon conversion of this Note or the exercise of the Purchase Option. In lieu of any fractional share to which PBC Digital Lender would otherwise be entitled, the Borrower will pay to PBC Digital Lender in cash any amount that would otherwise be converted into such fractional share or purchased by PBC Digital Lender.

(b)                   Reserved Shares. The Borrower shall at all times keep authorized and approved under its organizational documents the number of Shares issuable upon conversion or the exercise of the Purchase Option and shall take all such action as may be required from time to time to validly and legally issue Shares upon such conversion or the exercise of the Purchase Option.

    6.   Late Charge. If any amounts due and owing under the PBC Digital Loans are not paid within five (5) Business Days of the date when due, the Borrower shall pay PBC Digital Lender a “late charge” in the amount of five percent (5%) of the amount of the payment that is past due.

7.         Conditions Precedent to the Loans. The obligation of PBC Digital Lender to make the Loans is subject to the satisfaction of the following conditions precedent:

(a)               PBC Digital Lender shall have received on or before the date hereof, each dated such day (unless otherwise specified), in form and substance satisfactory to PBC Digital Lender:

(i)    This Note signed by the Borrower.

(ii)   Certified copies of the resolutions of the Board of Directors (or equivalent governing body) of the Borrower approving this Note and the transactions contemplated hereby to which it is or is to be a party, and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to this Note and the transactions contemplated hereby to which it is or is to be a party.

(b)               PBC Digital Lender shall have received a certificate of the Borrower, signed on behalf of the Borrower by an authorized person of the Borrower, dated the date hereof (the statements made in which certificate shall be true on and as of the date hereof), certifying and attaching (A) a certified copy of the Borrower's charter or similar organizational documents, including all amendments thereto, certified by the Secretary of State of the jurisdiction of incorporation of the Borrower, (B) a true and correct copy of the bylaws (or equivalent governing document) of the Borrower as in effect on the date on which the resolutions referred to in Section 7(a)(ii) were adopted and on the date hereof, (C) the due incorporation and good standing or valid existence of the Borrower as a company organized under the laws of the jurisdiction of its incorporation, and the absence of any proceeding for the dissolution or liquidation of the Borrower, (D) the truth of the representations and warranties contained in the Note Purchase Agreement as though made on and as of the date hereof and (E) the absence of any event occurring and continuing, or resulting from the making of the Loans, that constitutes an Event of Default.

(c)               PBC Digital Lender shall have received a certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign Note.

(d)              PBC Digital Lender shall have received a certificate in form and substance satisfactory to PBC Digital Lender attesting to the Solvency of the Borrower before and after giving effect to the transactions contemplated by this Note, from the Chief Financial Officer of the Borrower.

(e)                PBC Digital Lender shall have received such financial, business and other information regarding the Borrower and its Subsidiaries as PBC Digital Lender shall have requested.

(f)                PBC Digital Lender shall have received evidence of insurance naming PBC Digital Lender as additional insured and loss payee with such responsible and reputable insurance companies or associations, and in such amounts and covering such risks, as is satisfactory to PBC Digital Lender.

(g)               PBC Digital Lender shall have received copies of all Material Contracts of the Borrower and its Subsidiaries as PBC Digital Lender shall request.

(h)               PBC Digital Lender shall have received a favorable opinion of Eavenson & Kairalla, P.L., counsel for the Borrower, in substantially the form of Exhibit B to the Note Purchase Agreement and as to such other matters as PBC Digital Lender may reasonably request.

(i)                There shall exist no action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Subsidiaries pending or to Borrower's knowledge threatened before any court, governmental agency or arbitrator that could have a Material Adverse Effect on the Borrower or any of its Subsidiaries (except for the litigation disclosed on Schedule 4.9 to the Note Purchase Agreement).

    (j)                PBC Digital Lender shall have independently completed a due diligence investigation of the Borrower and its Subsidiaries in scope, and with results, satisfactory to PBC Digital Lender.

    (k)               The Borrower shall have paid all accrued fees of PBC Digital Lender (including the accrued fees and expenses of counsel and accountants to PBC Digital Lender).

    (1)               The representations and warranties of the Borrower contained in the Note Purchase Agreement and each Other Agreement to which it is a party shall be correct on and as of the date hereof, before and after giving effect to the Loans and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the date hereof, in which case as of such specific date.

    (m)              No Event of Default has occurred and is continuing, or would result from the Borrower borrowing the Loans or from the application of the proceeds therefrom.

8.        Event of Default. Upon the occurrence and during the continuance of an Event of Default, subject to the Borrower's applicable cure rights and notice periods set forth in the definition of “Event of Default”, then, and in any such event, PBC Digital Lender may, by notice to the Borrower (i) declare the commitments of PBC Digital Lender and the obligation of PBC Digital Lender to make Loans to be terminated, whereupon the same shall forthwith terminate, and (ii) declare the Note, all interest thereon and all other amounts payable under the Note Purchase Agreement and the Other Agreements to be forthwith due and payable, whereupon the Note, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (x) the commitments of PBC Digital Lender and the obligation of PBC Digital Lender to make Loans shall automatically be terminated and (y) the Note, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

Nothing herein, in the Note Purchase Agreement or in any Other Agreement shall be construed to prohibit or restrict PBC Digital Lender from asserting a claim or initiating and maintaining an action against the Borrower arising out of any Event of Default.

9.         Unsecured, Subordinated Note. This Note is unsecured and shall rank senior to all existing and future Debt of the Borrower (including trade obligations), except for Debt represented by the Senior Notes.

10.       Maximum Interest Rate. In no event shall the interest rate payable with respect to this Note exceed the maximum rate of interest permitted to be charged under applicable law (the “Maximum Interest Rate”). If the amount of interest payable for the account of PBC Digital Lender exceeds the Maximum Interest Rate, the amount of interest payable for PBC Digital Lender's account on such interest payment date shall automatically be reduced to the Maximum Interest Rate.

11.      Amendments, Etc. No amendment or waiver of any provision of this Note, and no consent to any departure by the Borrower herefrom, shall in any event be effective unless the same shall be in writing and signed by PBC Digital Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

   12.       Expenses. The Borrower agrees to pay on demand (i) all costs and expenses of PBC Digital Lender in connection with the preparation, execution, delivery, administration, modification and amendment of this Note, the Note Purchase Agreement and each Other Agreement (including, without limitation, (A) all due diligence, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable fees and expenses of counsel and accountants for PBC Digital Lender with respect thereto, with respect to advising PBC Digital Lender as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under this Note, the Note Purchase Agreement and each Other Agreement, with respect to negotiations with the Borrower or with other creditors of the Borrower or any of its Subsidiaries arising out of any Event of Default or any events or circumstances that may give rise to an Event of Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors' rights generally and any proceeding ancillary thereto) and (ii) all costs and expenses of PBC Digital Lender in connection with the enforcement of this Note, the Note Purchase Agreement and each Other Agreement, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors' rights generally (including, without limitation, the reasonable fees and expenses of counsel for PBC Digital Lender with respect thereto).

(c)       The Borrower agrees to indemnify, defend and save and hold harmless PBC Digital Lender and each of its Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Loans, the actual or proposed use of the proceeds of the Loans, this Note, the Note Purchase Agreement and each Other Agreement or any of the transactions contemplated thereby, (ii) the actual or alleged presence of Hazardous Materials on any property of the Borrower or any of its Subsidiaries or any Environmental Action relating in any way to the Borrower or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 12 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, shareholders or creditors or an Indemnified Party, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower also agrees not to assert any claim against PBC Digital Lender, or any of its Affiliates, officers, directors, employees, agents and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to this Note, the Note Purchase Agreement or the actual or proposed use of the proceeds of the Loans.

(d)       If the Borrower fails to pay when due any costs, expenses or other amounts payable by it under this Note, the Note Purchase Agreement or any Other Agreement to which it is a party, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of the Borrower by PBC Digital Lender, in its sole discretion.

(e)       Without prejudice to the survival of any other agreement of the Borrower hereunder or under the Note Purchase Agreement or any Other Agreement to which it is a party, the agreements and obligations of the Borrower contained in this Section 12 shall survive the payment in full of principal, interest and all other amounts payable hereunder.

13.        Waivers; Remedies.

(a)               The Borrower hereby waives all applicable exemption rights, whether under any state constitution, homestead laws or otherwise, as well as any presentment for payment, demand, notice of dishonor and protest of this Note.

(b)              No failure on the part of PBC Digital Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

14.    Assignment.

 (a)               PBC Digital Lender may assign all or a portion of its rights and obligations under this Note to an Eligible Assignee so long as the aggregate amount of the Loans being assigned to such Eligible Assignee pursuant to such assignment shall in no event be less than $1,000,000; provided, however, that the right to principal of, and stated interest on, this Note is not negotiable by endorsement of PBC Digital Lender or any assignee of PBC Digital Lender unless such endorsement is accompanied by the following actions of the Borrower:

(i)       The Borrower shall maintain a registry of the ownership of this Note (the “Registry”) at its principal office.

(ii)     The Registry shall reflect PBC Digital Holdings II, LLC as the original holder of this Note, and shall reflect such subsequent transferee as the Borrower shall receive notice thereof, by deliver to it of a certified copy of the assignment of the Note duly executed by the then current holder thereof.

(iii)     Notices of the assignment of this Note shall be furnished by PBC Digital Lender (as reflected in the Registry) to the Borrower by certified or registered mail.

(iv)    No transfer of this Note shall be valid unless reflected In the Registry in accordance with the provisions of the above paragraph.

(b)               Upon the execution, delivery, acceptance and recording of any such assignment, from and after the effective date of such assignment, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it, have the rights and obligations of PBC Digital Lender hereunder and (ii) the assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it, relinquish its rights (other than its rights under Section 12 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Note (and, in the case of an assignment covering all of the remaining portion of an assigning party's rights and obligations under this Note, such assigning party shall cease to be a party hereto).

(c)                In the case of any assignment by PBC Digital Lender, within five (5) Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the assignee in exchange for the surrendered Note a new Note to the order of such Eligible Assignee in an amount equal to the Loans assumed by it and, if the assigning PBC Digital Lender has retained any Loans hereunder, a new Note to the order of such assigning PBC Digital Lender in an amount equal to the Loans retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such assignment.

(d)               PBC Digital Lender may sell participations to one or more Persons (other than the Borrower or any of its Affiliates) in or to all or a portion of its rights and obligations under this Note; provided, however, that (i) PBC Digital Lender's obligations under this Note shall remain unchanged, (ii) PBC Digital Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) PBC Digital Lender shall remain the holder of any such Note for all purposes of this Note, (iv) the Borrower shall continue to deal solely and directly with PBC Digital Lender in connection with PBC Digital Lender's rights and obligations under this Note and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Note, or any consent to any departure by any party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder.

(e)          PBC Digital Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 14, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to PBC Digital Lender or any of its Affiliates by or on behalf of the Borrower; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from PBC Digital Lender.

15.       Severability. The provisions of this Note shall be severable and the invalidity or unenforceability of any one or more of the provisions of this Note shall not affect the validity and enforceability of the other provisions.

16.      No Setoffs. No indebtedness evidenced by this Note shall be deemed to have been setoff or shall be setoff or compensated by all or part of any claim, cause of action, counterclaim or cross-claim, whether liquidated or unliquidated, which the Borrower may have or claim to have against PBC Digital Lender. Furthermore, in respect to the present indebtedness of, or any future indebtedness incurred by, the Borrower to PBC Digital Lender, the Borrower waives, to the fullest extent permitted by law, the benefits of any applicable law, regulation or procedure that substantially provides that, if (i) cross-demands for money have existed between persons at any point in time and (ii) neither demand was barred by the applicable statute of limitations and (iii) an action is thereafter commenced by one such person, then the other may assert in his answer the defense of payment in that the two demands are compensated so far as they equal each other, notwithstanding that an independent action asserting the claim would at the time of filing the answer be barred by the applicable statute of limitations.

17.      Loss, Theft, Destruction or Mutilation of Note. In the event of the loss, theft or destruction of this Note, upon PBC Digital Lender's written request, accompanied by an indemnification and/or security reasonably satisfactory to the Borrower, or in the event of the mutilation of this Note, upon PBC Digital Lender's surrender to the Borrower of the mutilated Note, the Borrower shall execute and deliver to PBC Digital Lender (or any party that PBC Digital Lender designates), as the case may be, a new promissory note in form and content identical to this Note in lieu of the lost, stolen, destroyed or mutilated Note.

18.      Unconditional Payment. If any payment received by PBC Digital Lender hereunder shall be deemed by a court of competent jurisdiction to have been a voidable preference or fraudulent conveyance under any bankruptcy, insolvency or other debtor relief law, then the obligation to make such payment shall survive any cancellation or satisfaction of this Note or return thereof to the Borrower and shall not be discharged or satisfied with any prior payment thereof or cancellation of this Note, but shall remain a valid and binding obligation enforceable in accordance with the terms and provisions hereof, and such payment shall be immediately due and payable upon demand. No release of any security for this Note or any party liable for payment of this Note shall release or affect the liability of the Borrower or any other party who may become liable for payment of all or any part of the indebtedness evidenced by this Note. PBC Digital Lender may release any guarantor, surety or indemnitor of this Note from liability, in every instance without the consent of the Borrower hereunder and without waiving any rights which PBC Digital Lender may have hereunder or under any of the other Loan Documents or under applicable law or in equity.

19.       Governing Law; Jurisdiction; Waiver of Jury Trial, Etc.

    (a)               This Note shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to conflict of law principles that may cause the laws of another jurisdiction to apply.

(b)         The Borrower hereby irrevocably consents to the exclusive jurisdiction of any state courts located within the State of Delaware or the United States District Court for the District of Delaware, in connection with any action or proceeding arising out of or relating to this Note or any document or instrument delivered pursuant to this Note or otherwise. In any such litigation, the Borrower waives, to the fullest extent it may effectively do so, personal service of any summons, complaint or other process and agrees that the service thereof may be made by certified or registered mail directed to the Borrower, at the Borrower's address set forth on the signature page hereto. The Borrower hereby waives, to the fullest extent it may effectively do so, the defenses of forum non conveniens and improper venue.

(c)               The Borrower irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Note, or the actions of PBC Digital Lender in the negotiation, administration, performance or enforcement thereof.

    20.       Definitions.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Change of Control” means the occurrence of any of the following events: (i) any Person or “group” (as such term is used in Sections 13(d) and 14( d) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than fifty percent (50%) of the voting power of all classes of voting stock of Borrower. Notwithstanding the foregoing, there shall be no Change of Control if a change in the “beneficial ownership” results from an Initial Public Transaction or from an Internal Reorganization.

“Contingent Obligation” means, with respect to any Person, any Obligation or arrangement of such Person to guarantee or intended to guarantee any Debt, leases, dividends or other payment Obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Obligation of a primary obligor, (b) the Obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Debt” of any Person means, (a) all indebtedness of such Person for borrowed money, (b) all Obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 60 days incurred in the ordinary course of such Person's business), (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Obligations of such Person as lessee under Capitalized Leases, (f) all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such capital stock, (g) all Contingent Obligations of such Person and (h) all indebtedness and other payment Obligations referred to in clauses (a) through (g) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment Obligations.

“Eligible Assignee” means (i) an Affiliate of PBC Digital Lender; (ii) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $10,000,000; (iii) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $10,000,000; (iv) a commercial bank organized under the laws of any other country that is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow and having total assets in excess of $10,000,000, so long as such bank is acting through a branch or agency located in the United States; (v) the central bank of any country that is a member of the OECD; (vi) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having total assets in excess of $10,000,000; and (vii) any other Person approved by PBC Digital Lender.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“Events of Default” means any of the following events:

(a)  (i) the Borrower shall fail to pay any principal of the Loan when the same shall become due and payable or (ii) the Borrower shall fail to pay any interest on any Loan when the same becomes due and payable within five (5) Business Days after the same becomes due and payable, provided, however that this grace period shall only be available to the Borrower twice during any twelve (12) consecutive month period; or

(b)       any representation or warranty made by the Borrower (or any of its officers) under or in connection with the Note Purchase Agreement or any Other Agreement shall prove to have been incorrect in any material respect when made if such violation shall remain unremedied for ten (10) days after the earlier of the date on which (i) any officer of the Borrower becomes aware or should become aware of such failure or (ii) written notice thereof shall have been given to the Borrower by PBC Digital Lender; or

(c)       the Borrower shall fail to perform or observe any term, covenant or agreement contained in the Note Purchase Agreement; or

(d) (A) (i) the Borrower or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt of the Borrower or such Subsidiary (as the case may be) that is outstanding (but excluding Debt outstanding hereunder), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), or (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt, if the effect of such failure to pay under clause (i) or the effect of such event or condition under clause (ii) is to accelerate, the maturity of such Debt or otherwise to cause the holder thereof to cause, such Debt to mature; or (B) any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(e)       the Borrower or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or the Borrower or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f)        any judgments or orders, either individually or in the aggregate, for the payment of money in excess of $500,000 shall be rendered against the Borrower or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g)       any non-monetary judgment or order shall be rendered against the Borrower or any of its Subsidiaries that could have a Material Adverse Effect, and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h)      any provision of the Note Purchase Agreement or Other Agreements shall for any reason cease to be valid and binding on or enforceable against the Borrower, or the Borrower shall so state in writing if such violation shall remain unremedied for ten (10) days after the earlier of the date on which (i) any officer of the Borrower becomes aware or should become aware of such failure or (ii) written notice thereof shall have been given to the Borrower by PBC Digital Lender; or

(i)        a Change of Control shall occur; or

G)        the Borrower defaults under a Material Contract and fails to cure such default within the time specified in the Material Contract; or any Local Agreements or the State Agreement ceases to be in full force and effect for any reason other than the end of the term of those agreements; or

(k)       the Borrower ceases to own at least fifty one percent (51%) of the Equity Interests in Digital Domain.

“Grant Agreement” means that certain agreement dated November 25, 2009 between the City of Port St. Lucie, Florida and the Borrower, a true, correct and complete copy of which has been provided to the Borrower.

“Initial Public Transaction” means (x) an initial public offering of the Borrower (y) a merger, consolidation, exchange of stock, or reorganization of the Borrower (or a Subsidiary of the Borrower, whether preexisting or established as part of the transaction) with another Person, or (z) the sale, transfer or conveyance of substantially all of the assets of the Borrower, where, in the case of (y) or (z), prior to the transaction the Borrower was not publicly traded and immediately after the transaction the Borrower or the resulting entity is publicly traded.

“Internal Reorganization” means a merger, consolidation, corporate division, stock swap, or any transaction defined as a reorganization under Section 368(a) of the Internal Revenue Code that involves only the Borrower, its Subsidiaries and the owners of their equity; provided that any resulting entity is owned by Persons who owned equity in the Borrower or its Subsidiaries immediately prior to the transaction and that no such Person received money or property (other than equity) as a result of the transaction.

“Lease Agreement” means that certain lease agreement dated April 8, 2010 between the City of Port St. Lucie, Florida and Borrower, a true, correct and complete copy of which has been provided to the Borrower.

“Local Agreements” means those certain agreements by and between the Borrower, the City of Port St. Lucie, Florida and/or St. Lucie County, Florida, now existing or which are hereafter entered into by and between the parties including, without limitation, the Grant Agreement and the Lease Agreement, as such agreements may be modified only with the prior written consent of the Borrower.

“Market Capitalization” means, following an Initial Public Transaction the market price of the Borrower's issued and outstanding Common Stock, calculated by multiplying the number of outstanding shares of Common Stock by the current Market Price of a share of Common Stock.

“Market Price” means, as of any particular date: (a) the volume weighted average of the closing sales prices of the Borrower's Common Stock for such day on all domestic securities exchanges on which the Borrower's Common Stock may at the time be listed; (b) if there have been no sales of the Borrower's Common Stock on any such exchange on any such day, the average of the highest bid and lowest asked prices for the Borrower's Common Stock on all such exchanges at the end of such day; (c) if on any such day the Borrower's Common Stock is not listed on a domestic securities exchange, the closing sales price of the Borrower's Common Stock as quoted on Nasdaq, the OTC Bulletin Board or similar quotation system or association for such day; or (d) if there have been no sales of the Borrower's Common Stock on Nasdaq, the OTC Bulletin Board or similar quotation system or association on such day, the average of the highest bid and lowest asked prices for the Borrower's Common Stock quoted on Nasdaq, the OTC Bulletin Board or similar quotation system or association at the end of such day; in each case of clauses (a) - (d), averaged over twenty (20) consecutive Business Days ending on the Business Day immediately prior to the day as of which “Market Price” is being determined; provided, that if the Borrower's Common Stock is listed on any domestic securities exchange, the term “Business Day” as used in this sentence means Business Days on which such exchange is open for trading.

   “Material Contract” means, with respect to any Person, each contract to which such Person is a party involving aggregate consideration payable to or by such Person of $500,000,000 or more in any year or otherwise material to the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person, including, but not limited to the Local Agreements and the State Agreement (and any amendments, restatements and modifications of such documents).

    “Monetary Default” means an Event of Default described in subsection (a) of the definition of “Event of Default”.

    “Nasdaq” means The Nasdaq Stock Market, Inc.

“Non-Monetary Event of Default” means an Event of Default other than a Monetary Event of Default.

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in subsection (d) of the definition of “Event of Default.” Without limiting the generality of the foregoing, the Obligations of the Borrower include (a) the obligation to pay principal, interest, charges, expenses, fees, attorneys' fees and disbursements, indemnities and other amounts payable by the Borrower under this Note and (b) the obligation of the Borrower to reimburse any amount in respect of any of the foregoing that PBC Digital Lender, in its sole discretion, may elect to pay or advance on behalf of the Borrower.

“OTC Bulletin Board” means the National Association of Securities Dealers, Inc. OTC Bulletin Board.

“Senior Notes” means, collectively, the (i) Amended and Restated Lydian Promissory Note issued by the Company to Lydian Private Bank, dated September 30, 2010, together with all renewals, modifications, extensions, substitutions and replacements thereof, (ii) Amended and Restated Convertible Secured Promissory Note and Option Agreement issued by the Company to PBC Digital Holdings, LLC, dated November 24, 2010, together with all renewals, modifications, extensions, substitutions and replacements thereof and (iii) Convertible Secured Promissory Note and Option Agreement issued by the Company to PBC MGPEF DDH, LLC, dated November 24, 2010, together with all renewals, modifications, extensions, substitutions and replacements thereof.

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair market value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“State Agreement” means that certain State of Florida Office of the Governor Grant Fund Agreement dated June 30, 2009, by and between the State of Florida, Executive Office of the Governor's Office of Tourism, Trade and Economic Development and the Borrower. The term “State Agreement” shall also refers to any amendments to such Grant Fund Agreement provided any such amendment is approved by the Borrower.

“Termination Date” means the earlier of June 30, 2011 and the date of termination in whole of the Loans pursuant to Section 2 or 8.

[signature page attached]

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

BORROWER:

DIGITAL DOMAIN HOLDINGS
CORPORATION, a Florida corporation

By:	/s/ John C Textor
Name:	John C Textor
Title:	CEO
Address:	8881 S Federal Hwy
Port St Lucie, FL 34952

[Signature Page - Junior Convertible Promissory Note and Option Agreement]